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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated and effective as of August 9, 1999 (the "Effective Date"), by and between PRECISION RESPONSE CORPORATION, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and PAUL M. O'HARA (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is a Florida corporation engaged in interactive customer care, service and marketing through the integration of its teleservicing, Internet database management and marketing and fulfillment business;

         WHEREAS, Employer desires to continue to employ Employee upon the terms and conditions set forth below and Employee desires to continue his employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's continued employment by Employer.

         NOW, THEREFORE, the parties agree as follows:

         1. EMPLOYMENT

                  Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Employment Agreement.

         2. TERM

         Subject to the provisions for earlier termination set forth in Section 9 hereof, this Employment Agreement shall commence on the Effective Date and shall continue until 5:00 p.m. on August 8, 2002 (the "Initial Employment Term"), with the Initial Employment Term to be automatically renewed and extended for consecutive additional one year periods unless, at least sixty (60) days prior to the expiration of the Initial Employment Term or any one year renewal period thereof, either party hereto delivers to the other party hereto written notice of such party's termination of this Employment Agreement at the expiration of the Initial Employment Term or any one year renewal period thereof (as the case may be). The Initial Employment Term together with any or all one year renewal periods thereof are hereinafter collectively referred to as the "Employment Term."

         3. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                  Employee represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and has no written or oral obligations or commitments of any



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kind or nature which would in any way interfere with Employee's acceptance of employment pursuant to the terms hereof or the full performance of Employee's obligations hereunder or the exercise of Employee's best efforts in Employee's employment hereunder or which would otherwise pose any conflict of interest.

         4. DUTIES AND EXTENT OF SERVICES

                  A. DUTIES. Employee's duties and responsibilities hereunder shall be those reasonably assigned to Employee from time to time by Employer, consistent with the following: Employee shall, unless and until otherwise determined by Employer, serve as Employer's Executive Vice President-Finance and Chief Financial Officer, and shall, subject to the direction of Employer's Chief Executive Officer, have overall responsibility to supervise and conduct all financial, financial management and accounting functions of Employer as well as all other functions and activities customarily supervised or conducted by an Executive Vice President-Finance and Chief Financial Officer of a publicly-traded company. Employee shall report directly to Employer's Chief Executive Officer. Employee agrees to devote Employee's full and exclusive time, skill, attention and energy diligently and competently to perform the duties and responsibilities properly assigned to Employee hereunder, or pursuant hereto.

                  B. RULES AND REGULATIONS. Employee agrees to abide by the rules and regulations of Employer promulgated by Employer from time to time with respect and applicable to Employer's similarly-situated employees generally, which are all hereby incorporated by reference and made a part of this Employment Agreement.

         5. COMPENSATION

                  A. BASE COMPENSATION. Subject to the provisions of Section 9 of this Employment Agreement, Employer shall pay salary to Employee ("Salary") based upon the rate of $400,000 per annum from the Effective Date through the remainder of the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                  B. BONUS COMPENSATION. Employee shall receive an annual bonus in an amount to be determined by the Compensation Committee of the Board of Directors of Employer in its sole and absolute discretion (the "Bonus Amount"). Subject to the provisions regarding payment upon termination of employment set forth in Section 9 hereof, each annual Bonus Amount shall be paid on or before March 31 of each year of the Employment Term. The Bonus Amount payable on or before each March 31 shall be based upon the operating results of Employer and Employee's performance during the calendar year (or the portion thereof in which Employee was

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employed hereunder) immediately preceding such March 31. Each Bonus Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

         6. FRINGE BENEFITS AND EXPENSES

                  A. EMPLOYEE BENEFITS. Employee shall be entitled to such benefits and fringe benefits (such as individual and family health, dental, life and disability insurance) as are made available by Employer from time to time, in Employer's sole discretion, to all other similarly-situated executive employees generally.

                  B. EXPENSES. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor, and provided that the types and amounts of expenses incurred are consistent with, in Employer's judgment, Employer's policies and practices.

                  C. AUTO. Employer shall provide to Employee an automobile allowance of $850.00 per month during the Employment Term in order to defray Employee's automobile expenses incurred in the performance of Employee's duties, but shall not be obligated to provide Employee with an automobile.

         7. VACATIONS

                  Employee shall be entitled to five (5) weeks vacation during each full year of the Employment Term (prorated for any partial year), with full compensation (provided, however, that Employee shall not be entitled to be compensated for any unused vacation days upon termination of employment). The periods during which Employee will be absent from work for vacation shall be at the reasonable discretion of Employer.

         8. FACILITIES

                  Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably deems necessary for Employee's performance of Employee's duties and responsibilities under this Employment Agreement.

         9. TERMINATION OF EMPLOYMENT

                  A. TERMINATION EVENTS. Employee's employment under this Employment Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's

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death; or upon Employee becoming Disabled (as hereinafter defined) and receiving written notice of termination from Employer to that effect. Employee may terminate Employee's employment under this Employment Agreement without being in breach hereunder by giving written notification of (i) Employee's resignation to Employer which shall specify a resignation date no earlier than thirty (30) days following the date of delivery of such notice of resignation or (ii)
Constructive Termination (as hereinafter defined) of Employee's employment under this Employment Agreement (subject to the provisions of Section 9.B. hereof relating to Constructive Termination). Employee's employment under this Employment Agreement shall be terminated upon expiration of the Employment Term pursuant to Section 2 hereof.

                  B. DEFINITIONS OF CAUSE, DISABLED AND CONSTRUCTIVE TERMINATION. For purposes of this Employment Agreement, "Cause" shall mean and include: (i) commission of a felony, or commission of acts of fraud, dishonesty, or the like; (ii) habitual drunkenness during business hours or at Employer's premises; (iii) illicit use of drugs during business hours or at Employer's premises; (iv) abandonment of employment duties; (v) negligence in the performance of employment duties; (vi) an act or omission on the part of Employee not directed by Employer which results in or contributes to Employer being sanctioned or penalized by any governmental or quasi-governmental authority or body, or any stock exchange or body regulating or governing publicly-traded companies (including the NASD); (vii) insubordination; or (viii) breach by Employee of this Employment Agreement which, if curable, is not cured by Employee within ten (10) days following Employee's receipt of written notice thereof. Employee shall be deemed "Disabled" for purposes of this Agreement (a) if, in the reasonable judgment of Employer, Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for Employer for a continuous period of ninety (90) days, or (b) if Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs. For purposes of this Employment Agreement, "Constructive Termination" shall mean: (x) Employer has delegated to another or others a material portion of Employee's duties or responsibilities provided for in Section 4.A. hereof or Employee's authority related thereto (and shall include, without limitation, loss of title or removal of Employee from the office of Executive Vice President-Finance or Chief Financial Officer, even if Employee's day-to-day duties are to remain substantially the same, or a change as to whom Employee reports), other than for Cause, and Employer fails to confirm in writing, and implement, the reinstatement of such material portion of Employee's duties and responsibilities and/or offices to Employee within thirty
(30) days after receipt by each of the Chairman of the Board and Chief Executive Officer of Employer of Employee's written notice of protest (as provided in the next sentence), (y) Employer attempts, without Employee's prior written consent, to relocate Employee's office outside of northern Miami-Dade County (i.e., not any further south in Miami-Dade County

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than the location of Employer's executive offices as of the Effective Date) or
Broward County, Florida, or (z) the position of Chairman of the Board or Chief Executive Officer of Employer becomes vacant for any reason and either (1) the vacancy is filled by a person other than Mark J. Gordon, David Epstein, Employee or another person not an employee of Employer immediately prior to becoming the Chairman of the Board or Chief Executive Officer of Employer or (2) the vacancy is not filled within sixty (60) days of the date of such vacancy. In the event of Constructive Termination of Employee's employment under this Employment Agreement, Employee may terminate Employee's employment, provided that he has given written notice of protest to each of the Chairman of the Board and Chief Executive Officer of Employer within thirty (30) days of the occurrence of the event causing the Constructive Termination setting forth the manner in which the Constructive Termination has occurred (and such Constructive Termination is not timely corrected, as provided in the case of a Constructive Termination under clause (x) of the preceding sentence). For purposes solely of Section 2(b) of those certain Stock Option Agreements dated August 9, 1996 (as amended on November 10, 1997) and November 10, 1997, by and between Employer and Employee, Employee's employment shall be deemed terminated by Employer without Cause in the event that Employee terminates his employment as a result of the occurrence of a Constructive Termination to the extent and in the manner permitted under this Employment Agreement.

                  C. EFFECT OF TERMINATION FOR CAUSE OR EMPLOYEE'S RESIGNATION. In the event that Employee's employment under this Employment Agreement is terminated by Employer with Cause, or because Employee resigns from or quits Employee's employment (other than as a result of a Constructive Termination), Employer shall pay to Employee, within thirty (30) days following the date of such termination or resignation, subject to Employer's right to set off any damages resulting from Employee's termination with Cause or, if applicable, a resignation effected without giving the required notice, the Salary, if any, accrued and unpaid through the date of termination, and shall pay and provide to Employee the amounts and items payable and to be provided under Sections 6.A.,
B. and C. through the date of such termination; and Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity, including, without limitation, any accrued or unpaid Bonus Amount. If Employee gives a notice of resignation, Employer may terminate Employee's employment prior to the 30th day following the notice of resignation, by written notice to Employee to that effect, specifying the termination date, in which event Employee shall continue to receive, as and when it would have been paid, Salary and the items set forth in Sections 6.A and C. through such 30th day.

                  D. COMPENSATION UPON DEATH OR DISABILITY. Upon the death of Employee, or termination of employment because Employee is

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Disabled, Employer shall pay to Employee, Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), (i) within thirty (30) days following the date of Employee's death or termination, the Salary, if any, accrued and unpaid through the date of termination, and shall pay and provide the amounts and items payable and to be provided under Sections 6.A., B. and C. through the date of termination, and (ii) at the time or times usually payable, any unpaid Bonus Amount earned and accrued through the date of termination of employment; and Employee (or such legal guardian, legal representative and heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                  E. COMPENSATION UPON TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION. In the event that Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause (other than in connection with or in contemplation of a Change in Control (as hereinafter defined) as provided in Subsection G. below) or Employee terminates his employment as a result of the occurrence of a Constructive Termination to the extent and in the manner permitted hereunder, Employee's sole and exclusive compensation, remuneration and remedy hereunder or at law or in equity shall be to receive from Employer, and Employer shall pay and/or provide to Employee, (i) the amount of Salary and Bonus Amount, if any, accrued and unpaid through the date of termination, and the amounts and items payable or to be provided under Sections 6.A., B. and C. through the date of termination, payable within thirty
(30) days following the date of termination of employment, and (ii) a lump sum payment in the amount of $600,000 to be paid within thirty (30) days following the date of termination. Notwithstanding anything to the contrary contained in this Subsection E., if termination of employment without Cause or as a result of Constructive Termination occurs before a Change in Control and this Subsection
E. is followed by the parties, but within one hundred eighty (180) days thereafter with respect to termination of employment without Cause or as a result of Constructive Termination a Change in Control (as hereinafter defined) occurs, then Subsection G. shall supersede this Subsection E. and the balance of the unpaid amounts of the severance and other payments required under Subsection
G. shall be immediately (but in all events within thirty (30) days after such Change in Control) paid by Employer (or its successor) to Employee.

                  F. KEY-MAN INSURANCE. In the event that Employer obtains a key-man insurance policy (the "Policy") on the life of Employee, Employer shall be the sole owner thereof and all proceeds payable in respect thereof shall be the property solely of Employer. In the event that Employee's employment terminates for any reason other than Employee's death, Employee may request that the Policy be assigned to Employee by giving written notice to Employer to that effect. Subject to obtaining any requisite

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consent from the insurer, Employer shall, if Employee has so requested, assign the Policy to Employee subject to Employee's reimbursement to Employer of any premiums paid by Employer which relate to any period following the date of termination of Employee's employment, and the cash value, if any, of the Policy. In the event that Employer desires to obtain any such Policy, Employee shall fully cooperate in Employer's efforts, including submitting to medical exams and tests and executing and delivering applications and information statements.

                  G. COMPENSATION UPON A CHANGE IN CONTROL. Notwithstanding the provisions of Subsection E. above, in the event that (i) Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause within one hundred eighty (180) days before or one (1) year after a Change in Control, (ii) Employee terminates his employment to the extent and in the manner permitted under this Employment Agreement as a result of the occurrence of a Constructive Termination within one hundred eighty (180) days before or one (1) year after a Change in Control or (iii) Employer (or its successor) (but not Employee) delivers to Employee a written notice of termination pursuant to Section 2 terminating this Employment Agreement at the expiration of the Employment Term and such expiration occurs within one hundred twenty (120) days before or one (1) year after a Change in Control, Employee's sole and exclusive compensation, remuneration and remedy hereunder or at law or in equity shall be to receive from Employer (or its successor), and Employer (or its successor) shall pay to Employee within thirty (30) days following the date of termination of employment or expiration (as the case may be), (a) the amount of Salary and Bonus Amount, if any, accrued and unpaid through the date of termination of employment or expiration, and the amounts and items payable or to be provided under Sections 6.A., B. and C. through the date of termination of employment or expiration, and (b) a lump sum severance payment in cash equal to
2.99 times an amount equal to the average of the sum of the annual Salary (annualized for any partial calendar year) and Bonus Amount (or the aggregate annual amount of the quarterly bonus amounts (annualized for any partial calendar year)) paid to Employee each calendar year during the last five (5) calendar years of his employment by Employer (or such lesser number of calendar years in which Employee was employed by Employer) preceding the calendar year in which the Change in Control occurred. For purposes of this Subsection G., (1) a "Change in Control" means that (x) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) beneficially owns at least 10% of the issued and outstanding common stock of Employer (or its successor); (y) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) is the

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stockholder of Employer (or its successor) beneficially owning the highest number of issued and outstanding shares of common stock of Employer (or its successor); or (z) Mark Gordon and/or David Epstein do not occupy the positions of Chairman of the Board and Chief Executive Officer of Employer (or its successor); (2) "Affiliate" means, with respect to Mark Gordon or David Epstein, an immediate family member of his, a trust principally for his benefit and/or the benefit of his family members and/or lineal descendants, or a family limited partnership or any other entity the direct or indirect beneficial or pecuniary owners of which are principally him, his immediate family members and/or trusts or other entities principally for the benefit of him, his family members and/or lineal descendants; and (3) "Immediate family members" mean, with respect to Mark Gordon or David Epstein, his spouse, children, parents, siblings or other lineal descendants. For purposes of clause (a) of this Subsection G., any Bonus Amount for a partial year of employment shall be prorated through the date of such termination or expiration based upon the prior year's Bonus Amount (or aggregate amount of the quarterly bonus amounts, if any, for such prior year) and for purposes of clause (a) or clause (b) of this Subsection G., if Employee has not previously earned a Bonus Amount (or any quarterly bonus amount) during the last five (5) years of his employment by Employer, the Bonus Amount shall be deemed to be $200,000. Nothing in this Subsection G. shall be deemed to limit Employee's rights as provided under Subsection E. with respect to a termination without Cause or Constructive Termination occurring more than 180 days before or more than one (1) year after a Change in Control.

              10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A. CONFIDENTIAL INFORMATION. Employee acknowledges that Employee has been informed by Employer of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Employer, (ii) the systems, know-how, records, products, services, cost information, inventions, computer and Internet software, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and legitimate business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors,

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Chairman of the Board, Chief Executive Officer or President of Employer for the
benefit of Employer and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.

                  B. EMPLOYER'S MATERIALS. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, computer or Internet software or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

              11. COVENANT-NOT-TO-COMPETE

                  In view of (a) the Confidential Information known to and to be obtained by or disclosed to Employee, and (b) the consideration paid and payable to Employee under this Employment Agreement, and as a material inducement to Employer to enter into this Employment Agreement, Employee covenants and agrees that, for as long as Employee is employed by Employer and for a period of two
(2) years after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment, (B) solicit the services of, or hire, directly or indirectly, whether on Employee's own behalf or on behalf of others, any managerial, finance or executive employee, account manager or marketing or sales personnel or information services or database management personnel (including, without limitation, programmers or network or other information services or Internet operation employees) of Employer or who was employed by Employer at any time during the one-year period ending on the date of termination of Employee's employment, or (C) in any capacity engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, officer, director, employee or agent, competitive with the business of Employer in the areas of teleservicing, Internet, database management and marketing or

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fulfillment services anywhere within the continental United States (other than passive ownership of less than 1% of the outstanding equity of a publicly-traded competitor). Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests.

              12. EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                  Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Section 10 or 11 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 10 or 11 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief (without being required to post bond or other security) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any Third Parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

              13. REASONABLENESS OF RESTRICTIONS

                  A. REASONABLENESS. Employee acknowledges that any breach or violation of Section 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer.

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                  B. SEVERABILITY. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

                  C. SURVIVABILITY. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Employment Agreement shall survive any termination of this Employment Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

              14. LAW APPLICABLE

                  This Employment Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

              15. NOTICES

                  Any notices required or permitted to be given pursuant to this Employment Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the attention of the President, if to Employer, and to Employee's then current residence, if to Employee.

              16. SUCCESSION

                  This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; PROVIDED, HOWEVER, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer shall have the right to assign its rights and delegate its duties under this Employment Agreement, provided that, in the event of any such

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assignment, Employer shall remain liable for all of its obligations hereunder.

              17. ENTIRE AGREEMENT

                  This Employment Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements between the parties hereto both oral and written (including, without limitation, that certain Employment Agreement dated as of August 9, 1996, by and between Employer and Employee, as previously amended by that certain Amendment to Employment Agreement dated as of November 10, 1997) concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

              18. SEVERABILITY

                  If any provision of this Employment Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

              19. NO WAIVER

                  A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

              20. ATTORNEYS' FEES

                  In the event that either of the parties to this Employment Agreement institutes suit against the other party to this Employment Agreement to enforce or declare any of their respective rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels, and whether or not suit or any other proceeding is instituted.

              21. COUNTERPARTS

                  This Employment Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

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              22. INDEPENDENT COUNSEL

                  EMPLOYER STRONGLY RECOMMENDS TO EMPLOYEE THAT EMPLOYEE RETAIN INDEPENDENT LEGAL COUNSEL TO ADVISE EMPLOYEE WITH RESPECT TO THIS EMPLOYMENT AGREEMENT BEFORE EMPLOYEE SIGNS IT.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.

                                       EMPLOYER:

                                       PRECISION RESPONSE CORPORATION, a
                                       Florida corporation


                                       By:  /s/ David L. Epstein
                                            -----------------------------------
                                                David L. Epstein,
                                                Chief Executive Officer

                                       EMPLOYEE:

                                       /s/ Paul M. O'Hara
                                       -----------------------------------
                                       PAUL M. O'HARA
































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